Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports Third Quarter 2010 Results

Revenue of $65.6 Million; Offshore Migration Continues

DENVER, CO — October 28, 2010 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the quarter ended September 30, 2010.  The Company reported third quarter 2010 revenue of $65.6 million and an operating loss of $4.1 million.  The Company reported a net loss of $4.5 million, or $0.30 per share.

The Company continued with its offshore expansion by adding over 300 full-time equivalent agents to this segment during the third quarter, a growth rate of 24% over the prior quarter.  Meanwhile, North American agent headcount continued to decline due to lower call volumes from the Company’s largest wireless customers, as well as site consolidation and optimization efforts.  The Company reported adjusted EBITDA of $1.1 million and ended the quarter with approximately $21.3 million in cash and cash equivalents and no debt.

Financial Highlights

Revenue in the third quarter of 2010 was $65.6 million, a decrease of 3.1% compared to the second quarter of 2010, and a decrease of 9.5% compared to the third quarter of 2009.  Revenue in the offshore segment grew by $1.7 million from the second quarter of 2010 due to the ramp of new programs in the Philippines and Costa Rica. The offshore growth was offset by lower revenue in North America resulting from lower call volumes from both the wireline and wireless customers.

Gross profit for the quarter totaled $6.6 million, or 10.1% of revenue, a decrease of $1.0 million from the second quarter of 2010.  The decrease was driven by volume declines in North America, and additional ramp-up costs in the offshore segment.  Offshore gross profit as a percentage of revenue was slightly improved from the second quarter of 2010.  In the third quarter of 2009, gross profit was $13.5 million, or 18.6% of revenue.

SG&A expense for the quarter totaled $10.3 million, compared to $10.3 million in the second quarter of 2010 and $11.1 million from the third quarter of 2009.  The decline compared to the third quarter of 2009 was the result of management’s effort to control spending by decreasing payroll as well as other discretionary expenses.

The Company reported a third quarter 2010 operating loss before impairment and restructuring charges of $3.7 million and adjusted EBITDA of $1.1 million, compared to a second quarter 2010 operating loss before impairment and restructuring of $2.6 million and adjusted EBITDA of $2.3 million.  The Company had a net loss of $4.5 million, or $0.30 per share, during the third quarter of 2010.  The current quarter net loss compares to a net loss of $5.2 million, or $0.35 per share, in the second quarter of 2010, and net income of $1.8 million, or $0.12 per share, in the third quarter of 2009.  Net loss for the first nine months of 2010 was $0.86 per share compared to net income of $0.26 per share in the first nine months of 2009, which was due to lower revenue and gross margin and the valuation allowance recorded on deferred tax assets in the first nine months of 2010.

Operational Highlights

During the quarter, the Company:

•                  Continued its offshore migration strategy by:

•                  Growing its offshore segment by over 300 full-time equivalent (FTE) agents to over 1,500 FTEs in the third quarter

•                  Progressing with the ramp-down of its Sarnia, Ontario facility, which is scheduled to close at the end of December 2010

•                  Furthered its sales momentum by:

•                  Signing three contracts for add-on business with existing customers

•                  Signing two contracts with new customers (one online retail company that was discussed previously and one social media company)

•                  Growing its cable and technology customer pipeline

•                  Adding to its sales team, which now has eight national sales directors

•                  Announced that it will consolidate its Greeley, Colorado call center operations by year end

•                  Appointed experienced call center industry veteran John Harris to its Board of Directors

“We continue to execute on our offshore migration strategy by growing headcount offshore and reducing our footprint in Canada and the U.S.” stated Larry Jones, StarTek President and CEO.  “Through our expanded sales efforts we are penetrating new industry sectors, adding new clients and securing new business within our existing clients that will drive future revenue growth,” concluded Jones.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further, a visual presentation will accompany the Company’s earnings call which may be found on the Company’s website.  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, October 28, 2010, to discuss the third quarter 2010 financial results, at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 866-203-3206 (or 617-213-8848 for international callers) and enter “20693410”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, and back-office support. Headquartered in Denver, Colorado, StarTek offers 18 delivery centers located in the Philippines, Costa Rica, Canada, and the United States, and provides virtual expansion with its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, reliance on two significant customers, pricing pressure, lack of minimum purchase requirements in the Company’s contracts, consolidation by the Company’s clients, the concentration of our business in the telecommunications industry, the Company’s ability to recruit and retain qualified employees as well as key management personnel, the availability of new or consistent sources of capital funding, labor costs, the timely development of new products or services,  maximization of capacity utilization,  lack of success of the Company’s clients’ products or services, decreases in numbers of vendors used by clients or potential clients, the Company’s ability to effectively manage growth, unauthorized disclosure of sensitive or confidential client and customer data, successful integration of any acquired businesses, successful implementation of technological advancements, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, the Company’s lack of a significant international presence, geopolitical conditions, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, and increasing costs of or interruptions in telephone and data services.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect StarTek’s businesses, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$65,598	$72,462	$200,684	$216,463
Cost of services	58,964	58,988	179,279	179,137
Gross profit	6,634	13,474	21,405	37,326
Selling, general and administrative expenses	10,327	11,084	31,485	31,665
Impairment losses and restructuring charges	450	—	1,214	6,437
Operating (loss) income	(4,143)	2,390	(11,294)	(776)
Net interest and other income (expense)	29	(38)	243	(216)
(Loss) income from continuing operations before income taxes	(4,114)	2,352	(11,051)	(992)
Income tax expense	368	557	1,770	(126)
Net (loss) income from continuing operations	(4,482)	1,795	(12,821)	(866)
Income from discontinued operations, net of tax	—	—		4,640
Net (loss) income	$(4,482)	$1,795	$(12,821)	$3,774

Basic net (loss) income per share from:
Continuing operations	$(0.30)	$0.12	$(0.86)	$(0.06)
Discontinued operations	—	—	—	0.32
Net (loss) income	$(0.30)	$0.12	$(0.86)	$0.26

Diluted net (loss) income per share from:
Continuing operations	$(0.30)	$0.12	$(0.86)	$(0.06)
Discontinued operations	—	—	—	0.32
Net (loss) income	$(0.30)	$0.12	$(0.86)	$0.26

Weighted average shares outstanding
Basic	14,916	14,808	14,888	14,781
Diluted	14,916	15,012	14,888	14,781

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash, cash equivalents and investments	$21,314	$20,091
Trade accounts receivable	46,948	50,521
Other current assets	7,760	14,794
Total current assets	76,022	85,406

Property, plant and equipment, net	53,250	58,045
Other assets	8,254	5,617
Total assets	$137,526	$149,068

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$25,517	24,973
Other liabilities	5,091	7,379
Total liabilities	30,608	32,352

Stockholders’ equity	106,918	116,716
Total liabilities and stockholders’ equity	$137,526	$149,068

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating Activities
Net (loss) income	$(4,482)	$1,795	$(12,821)	$3,774
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,250	4,010	12,830	11,808
Impairment losses	450	—	3,063	1,756
Non-cash compensation cost	561	500	1,585	1,437
Changes in operating assets & liabilities and other, net	1,194	(239)	9,812	(6,186)
Net cash provided by operating activities	1,973	6,066	14,469	12,589
Investing Activities
Proceeds from investments available for sale, net	—	—	606	8,021
Purchases of property, plant and equipment	(3,253)	(5,549)	(13,749)	(10,581)
Proceeds from note receivable	110	—	110	—
Proceeds from the sale of discontinued operations	—	—	—	7,075
Net cash (used in) provided by investing activities	(3,143)	(5,549)	(13,033)	4,515
Financing Activities
Payments on borrowings	—	—	—	(6,855)
Other financing, net	53	(4)	146	9
Net cash provided by (used in) financing activities	53	(4)	146	(6,846)
Effect of exchange rate changes on cash	751	123	141	625
Net (decrease) increase in cash and cash equivalents	(366)	636	1,723	10,883
Cash and cash equivalents (not including investments) at beginning of period	21,680	19,827	19,591	9,580
Cash and cash equivalents (not including investments) at end of period	$21,314	$20,463	$21,314	$20,463

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(unaudited)

The information presented in this press release reports 1) operating loss excluding impairment and restructuring charges and 2) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest expense, impairment and restructuring charges, depreciation expense and stock compensation expense.  The following tables provide reconciliations of adjusted operating loss to operating loss calculated in accordance with GAAP and EBIDTA to net income calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Operating loss excluding impairment and restructuring charges:

	Three Months Ended September 30, 2010				Three Months Ended June 30, 2010
	GAAP	Adj.		Non- GAAP	GAAP	Adj.		Non- GAAP
Revenue	$65,598			$65,598	$67,676			$67,676
Cost of services	58,964			58,964	60,041			60,041
Gross profit	6,634			6,634	7,635			7,635
Gross margin	10.1%			10.1%	11.3%			11.3%
Selling, general & administrative expenses	10,327			10,327	10,268			10,268
Impairment losses and restructuring charges	450	(450	)(a)	—	764	(764	)(a)	—
Operating loss	$(4,143)			$(3,693)	$(3,397)			$(2,633)

(a)          Adjustment to subtract impairment and restructuring charges.  In the third quarter of 2010, impairment losses related to assets in two North American locations for which the carrying value of the property, plant and equipment is not recoverable.   In the second quarter of 2010, restructuring charges related primarily to changes in our reserves for closed sites in Regina, Saskatchewan and Laramie, Wyoming and impairment losses related to certain property, plant and equipment in our Sarnia, Ontario location, which we expect to close in December 2010.

Adjusted EBITDA:

	Three Months Ended
	September 30, 2010	June 30, 2010
Net loss	$(4,482)	$(5,223)
Income tax expense	368	2,037
Interest income	(19)	(62)
Impairment losses and restructuring charges	450	764
Depreciation expense	4,250	4,344
Stock compensation expense	561	468
Adjusted EBITDA	$1,128	$2,328